Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Worthington Armstrong Venture:

We consent to the use in this Registration Statement on Form S-8 of our report dated February 18, 2011, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in Exhibit 99.1 to the Annual Report on Form 10-K for the fiscal year ended May 31, 2011 of Worthington Industries, Inc., which is incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 11, 2011

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